MAYTAG CORPORATION
                                 Exhibit 11
                      Computation of Per Share Earnings
                (Amounts in thousands except per share data)

                                                          Three Months
                                                         Ended March 31
                                                       1994         1993
                                                       ----         ----
PRIMARY
  Average shares outstanding                          106,252      106,055
  Net effect of dilutive stock options--based on
    the treasury stock method using average market
    price                                                 303           48
  Employee stock ownership plans                           87
                                                      -------      -------
                                              TOTAL   106,642      106,103
                                                      =======      =======
  Income(loss) before cumulative effect of
    accounting changes                              $  30,999    $ (10,546)
  Cumulative effect of accounting changes              (3,190)
                                                      -------      -------
  Net income(loss)                                  $  27,809    $ (10,546)
                                                      =======      =======
  Per share amounts:
    Income(loss) before cumulative effect of
     accounting changes                             $      .29  $    (.10)
    Cumulative effect of accounting changes               (.03)       .
                                                      --------    --------
    Net income(loss)                                $      .26  $    (.10)
                                                      ========    ========

FULLY DILUTED
  Average shares outstanding                          106,252      106,055
  Net effect of dilutive stock options--based on
     the treasury stock method using average market
    price                                                 352           48
  Employee stock ownership plans                           87
  Assumed conversion of 6.5% convertible
    debentures                                            411
                                                      -------      -------
                                              TOTAL   107,102      106,103
                                                      =======      =======
  Income(loss) before cumulative effect of
    accounting changes                              $  30,999    $ (10,546)
  Add 6.5% convertible debenture interest net of
    income tax  effect                                     59
  Cumulative effect of accounting changes              (3,190)
                                                       ------      -------
  Net income(loss)                                  $  27,868    $ (10,546)
                                                     ========      =======
Per share amounts:
Income(loss) before cumulative effect of
  accounting changes                                $     .29   $    (.10)
Cumulative effect of accounting changes                  (.03)        .
                                                      -------     -------
Net income(loss)                                    $     .26   $    (.10)
                                                      =======     =======